EXHIBIT 5.1

TroyGould PC

1801 Century Park East, 16th Floor

Los Angeles, California 90067

June 26, 2018

Sigma Labs, Inc.

3900 Paseo del Sol

Santa Fe, New Mexico 87507

Re: Registration Statement on Form S-3 (Registration No. 333-225377)

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated June 14, 2018 (the “Base Prospectus”), the preliminary prospectus supplement dated June 21, 2018 (the “Preliminary Prospectus”) and the final prospectus supplement dated June 22, 2018 (the “Prospectus Supplement” and, collectively with the Base Prospectus and the Preliminary Prospectus, the “Prospectus”). The Prospectus relates to the offer and sale by Sigma Labs, Inc. (the “Company”) of an aggregate of up to (i) 2,390,000 shares (the “Common Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), (ii) warrants (the “Warrants”) to purchase up to an aggregate of 717,000 shares (the “Warrant Shares”) of Common Stock, (iii) 1,500 shares of Series C Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Preferred Shares”), and (iv) 1,500,000 shares of Common Stock issuable upon conversion of the Preferred Shares (the “Conversion Shares”). The Common Shares, the Warrants, the Warrant Shares, the Preferred Shares, and the Conversion Shares are covered by the Registration Statement. We understand that the Common Shares, the Warrants, the Warrant Shares, the Preferred Shares, and the Conversion Shares (collectively, the “Securities”) are to be offered and sold in the manner described in the Prospectus. Without limiting the generality of the foregoing, for each Preferred Share sold pursuant to the Prospectus, the Company will sell 1,000 less Common Shares.

We have acted as counsel for the Company in connection with the offer and sale of the Securities. For purposes of this opinion letter, we have examined and relied upon the Registration Statement, the Prospectus and such other documents, records, certificates and other instruments as we have deemed necessary or appropriate.

The opinion expressed below is limited to the United States federal laws and Nevada General Corporation Law, including the applicable provisions of the Nevada Constitution, and the reported judicial decisions interpreting those laws.

Sigma Labs, Inc.

June 26, 2018

Based upon and subject to the foregoing, we are of the opinion that (i) the Common Shares and the Preferred Shares are duly authorized and, when issued and delivered by the Company against payment therefor as described in the Prospectus, will be validly issued, fully paid and non-assessable, (ii) the Warrants are duly authorized and, provided that the Warrants have been duly executed by the Company and duly delivered to the purchasers thereof as described in the Prospectus, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, (iii) the Warrant Shares, when issued and delivered by the Company against payment therefor as described in the Prospectus, will be duly and validly issued, fully paid and non-assessable, and (iv) the Conversion Shares, when issued and delivered by the Company as described in the Prospectus, will be duly and validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion may be used only in connection with the offer and sale of the Securities while the Registration Statement remains effective.

Very truly yours,

/s/ TROYGOULD PC